Exhibit No. 2

The Company's Notice of Shareholders' Meeting and Meeting Agenda

THE SPIN-OFF, CAPITAL REDUCTION AND MERGER REFERRED TO HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES.  THE SPIN-OFF, CAPITAL REDUCTION AND MERGER REFERRED TO HEREIN ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.  FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH, THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INTERNATIONAL INVESTMENT COMPANY, LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

ASUSTeK COMPUTER INC.
Tel:886-2-28943447
Fax:886-2-28946461	華碩電腦股份有限公司

No. 15, Li-Te Rd., Peitou, Taipei, Taiwan, R.O.C.

Public Announcement by the Board of Directors of Asustek Computer Inc.
Regarding the 2010 Extraordinary Shareholders’ Meeting

Subject: Public Announcement Regarding the 2010 Extraordinary Shareholders’ Meeting

Public announcement:

1.	Date of the Meeting: 9:30 a.m. on February 9, 2010 (Tuesday)

2.	Place of the Meeting: No.113, Sec.7, Jungshan N. Rd., Taipei, Taiwan, R.O.C.

3.	Record Date:	January 8, 2010 Book Closure Period is from January 11, 2010 to February 9, 2010

4.	Meeting Agenda:

（1）	The Company proposes to spin-off its ODM business which is held through the form of long-term equity investment
（2）	Capital reduction of the Company for the Spin-off
（3）	Other proposals and provisional motions

5.	The Company proposes to spin-off its ODM business which is held through the form of long-term equity investment

1.
To maximize the efficiency of the own-brand business and dedicated ODM business, the Company is actively undertaking corporate restructuring in hope of efficiently dividing the businesses and increasing their competitiveness.  The Company thus plans to spin off the businesses of the ODM business (refers to the Company's 100% owned long-term equity investment in Pegatron Corporation ("Pegatron")) to the Company's wholly-owned existing subsidiary Pegatron International Investment Co., Ltd. ("Pegatron International", *Chinese name is 和碩國際投資股份有限公司) (the "Spin-off") in accordance with Articles 32 and 33 of the Enterprise Merger and Acquisition Act, the Company Act and the relevant laws and regulations, whereby Pegatron International will issue new shares to the Company and all shareholders of the Company as consideration.  It is expected that the Company will acquire approximately 25% of the equity in Pegatron International and all shareholders of the Company will in total acquire approximately 75% of the equity in Pegatron International.  The amended Spin-off Plan and the independent expert's fairness opinion on the share exchange ratio for the Spin-off are as set forth in Appendix 1.

2.
The business to be spun off is as stipulated in the Appendix 1 Spin-off Plan.  The estimated value of the business to be spun-off ("Business Value of the Spin-off") is NTD 92,894,089,000 and after deducting the shareholders' equity of NTD 1,938,844,000 to be transferred along with the business to be spun off, the net Business Value of the Spin-off is NTD 90,955,245,000. However, the actual business value will still be determined based on the book value of the Company on the record date of the Spin-off. For the assumption of the business to be spun off, it is expected that Pegatron International will issue 2,286,053,935 common shares, among which 25% of the common shares totaling 571,513,484 shares will be issued to the Company, and 75% of the common shares totaling 1,714,540,451 shares will be issued to all the shareholders of the Company. That is, Pegatron International will issue common shares to all the shareholders of the Company where each 1,000 shares held by the shareholders of Company (as of the record date of the Spin-off) is expected to be allocated 403.7274 shares of Pegatron Holding. However, such ratio will still be determined based on the actual number of common shares issued by the Company on the record date of the Spin-off. The number of issued shares of Pegatron International as of January 1, 2010 is 10,000 shares. The total number of issued shares of Pegatron International will be 2,286,063,935 shares after the issuance of new shares for the capital increase due to the assumption of business in Pegatron.

3.
To pursue the application for listing of Pegatron, which is to further expand the operational scale and strengthen global market competitiveness of Pegatron, Pegatron International will merge with Pegatron after the completion of the Spin-off in accordance with the relevant laws and regulations, where Pegatron will be the surviving company and will apply for listing with the Taiwan Stock Exchange.

4.
The board of directors of both Pegatron International and Pegatron have resolved the merger (the "Merger") and the merger agreement (refer to Appendix 2 for the merger agreement and the independent expert's fairness opinion on the share exchange ratio for the Merger) on January 1, 2010, provided that the Merger and merger agreement shall be subject to the completion of the Spin-off.  Both parties have further convened board meetings on January 8, 2010 to exercise the duties of the shareholders meeting pursuant to laws in resolving the Merger and the merger agreement.  According to the merger agreement, except for the shares in Pegatron originally held by Pegatron International which will be cancelled on the record date of the Merger, the share exchange ratio will be one common share in Pegatron International in exchange for one common share in Pegatron.  The surviving company Pegatron intends to issue 2,286,063,935 new common shares for the Merger to the shareholders of Pegatron International after the Spin-off at a par value of NTD 10 per share, with the total amount of NTD 22,860,639,350, provided that the actual number of new shares issued will still be determined based on the share exchange ratio for the total number of common shares actually issued by the extinguished company Pegatron International on the record date of the Merger.  The record date of the Merger is temporarily set on June 10, 2010.

5.
Where there is a need to adjust the business scope, amount (including assets and other relevant equity items) etc. in this Spin-off, it is proposed that the board of directors be authorized by the shareholders meeting to handle such matters at its full discretion.

6.
The record date of the Spin-off is anticipated to be June 1, 2010.  Where there is a need to change the record date of the Spin-off, it is proposed that the board of directors be authorized by the shareholders meeting to handle such matters at its full discretion.

Where there are matters not covered in this Spin-off, or matters requiring changes / adjustments due to administrative directions given by the competent authorities or requirements under the relevant laws and regulations or the changes in the objective environment, it is proposed that the shareholders meeting authorize the board of directors to handle such matters at its full discretion.

6.	Capital reduction of the Company for the Spin-off

1.
In collaboration with the Spin-off of the Company's long-term equity investment to Pegatron International where Pegatron International will issue a certain part of new shares to all shareholders of the Company, the Company plans to reduce its capital by NTD36,097,608,610 and to cancel 3,609,760,861 shares issued, with a capital reduction ratio of around 85%.  The rights and obligations of the new shares after the capital reduction will be the same as the common shares issued and all the shares will be issued in scripless form.

2.
It is proposed that 850 shares will be reduced for each 1,000 shares based on the shareholdings of the shareholders set forth in the shareholder roster as of the record date of the capital reduction.  However, the actual number of shares reduced for each 1,000 shares will still be determined based on the number of common shares actually issued by the Company on the record date of the capital reduction.  For fractional shares which are less than one share after the capital reduction, it will be paid in cash to a dollar (it will be rounded off) based on the closing price of the shares of the Company on the first trading date after the capital reduction.  It is also proposed that the Chairman be authorized to contact and select specific persons to subscribe for such fractional shares.

3.
As of January 1, 2010, the paid-in capital of the Company is NTD 42,467,774,840, divided into 4,246,777,484 shares at a par value of NTD 10 per share.  After the capital reduction, the paid-in capital of the Company will be NTD 6,370,166,230, divided into 637,016,623 shares.

4.
Should there be any changes in the number of outstanding shares of the Company prior to the record date of the capital reduction, the capital reduction ratio and the amount of capital after the capital reduction will be amended accordingly, and in such event, the board of directors will be authorized to handle them at its full discretion then.

5.
For this Spin-off, if there is any insufficiency after deduction of the paid-in capital and the capital surplus – premium over the par value of the shares based on the capital reduction percentage, the retained earnings occurred after January 1, 1998 shall be deducted first.

6.
After the Spin-off is approved by the extraordinary shareholders meeting and is reported to the competent authorities to take effect, a separate board meeting will be convened to resolve and determine the record date of the capital reduction and relevant matters.  (The record date of the capital reduction is temporarily set on June 1, 2010.)

7.
Where there are matters not covered in this capital reduction proposal, or matters requiring changes / adjustments to this capital reduction proposal as a result of administrative directions given by the competent authorities or the requirements under the relevant laws and regulations or the changes in the objective environment, it is proposed that the board of directors be authorized by the shareholders meeting to handle such matters at its full discretion.

Appendix 1
Please refer to Exhibit No. 3 and No. 4 of this Form CB/A.

Appendix 2
Please refer to Exhibit No. 5 and No. 6 of this Form CB/A.